Corporate Office
225 Main Street
Box 8003
Menasha, WI 54952-8003
920-751-7777
FAX 920-751-7790

News Release

October 24, 2006

Contact:	Geoff Hibner, Chief Financial Officer Mark Fleming, Director of Investor and Corporate Communications

BANTA REPORTS THIRD QUARTER RESULTS

•	Third quarter 2006 revenue matches last year’s strong third quarter.
•	Supply-Chain Management Sector revenue climbs 14 percent.
•	Aggressive growth and cost-cutting initiatives rapidly moving forward.

MENASHA, WI . . . Banta Corporation (NYSE: BN), a leading printer of books, magazines, catalogs and direct marketing materials, and a global provider of supply-chain management services, today reported 2006 third quarter revenue of $382 million, comparable to the $381 million reported in the same period last year. Net earnings declined to $15.9 million from the prior year’s record $21.7 million, primarily due to restructuring and asset impairment charges, and reduced pricing in both the company’s Printing and Supply-Chain Management sectors. Excluding the special charges, net earnings were $20.4 million. Third quarter diluted earnings per share were 65 cents compared with 89 cents in the same period last year. Excluding the special charges, diluted earnings per share were 83 cents. Third quarter average shares outstanding were comparable in 2006 and 2005.

        Pretax restructuring and asset impairment charges in 2006’s third quarter totaled $7.4 million, or 18 cents per diluted share. The restructuring charges of $961,000, or 2 cents per diluted share, were primarily employee severance and benefit expenses resulting from the initial phase of Banta’s Print Sector consolidation. The asset impairment charge of $6.4 million, pretax, or 16 cents per diluted share, was due to the write off of previously capitalized development costs for the final phase of an administrative software system implementation that the Company will not place in service. As previously announced, Banta expects full-year restructuring and asset impairment pretax charges to total $9 million in 2006, and $19 million in 2007.

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Positively impacting 2006 third quarter results was a gain of 7 cents per diluted share ($2.5 million, pretax) due to an amendment to a retiree benefit plan. The amendment impacted the accrual for retiree benefits, but does not reduce benefits, or payments, for eligible employees.

        Both net earnings and diluted earnings per share were also reduced by this year’s requirement to expense equity-based compensation, which was not required in 2005. The incremental cost, primarily related to stock-based compensation, was 5 cents per diluted share ($1.9 million, pretax).

        “Despite recent distractions, we have accomplished a great deal in the third quarter. We have made significant progress in our restructuring, financed our special dividend and executed a letter of intent with our largest customer, HP, for a new five-year relationship,” said Chairman and Chief Executive Officer Stephanie A. Streeter. “We identified, and initiated, a comprehensive series of strategic initiatives and cost-containment actions that will position both our print and supply-chain management businesses to accelerate growth, and deliver sustained annual cost savings of $27 million in 2007, and $35 million in 2008.

        “Our Supply-Chain Management Sector continues to benefit from solid unit volume demand from its major customers, including strong activity in the medical device segment, and we’re gaining additional opportunities in new markets,” noted Streeter. “Our Print Sector has rapidly grown its literature management business, with especially strong activity related to Medicare Part D prescription drug promotions and four-color digital printing. In addition, our market share gains in catalogs and special-interest magazines that began late in the second quarter continued through the third quarter, and those new customer wins will provide important contributions starting in the fourth quarter and continuing into 2007.”

        For 2006’s first nine months, revenue was $1.13 billion, comparable to the same period last year. Earnings from continuing operations were $45.7 million ($1.87 per diluted share) compared with 2005’s $49.4 million ($1.98 per diluted share). Net earnings from continuing operations for the nine-month period, excluding charges and the reversal of the $3.7 million tax contingency reserve in the second quarter, were $46.5 million ($1.90 per diluted share). Pretax stock-based compensation expense for the first nine months of the year totaled $5.5 million (14 cents per diluted share). Earnings were positively impacted by the second quarter reversal of a tax contingency reserve of $3.7 million (15 cents per diluted share) and by this year’s third quarter retiree benefit plan amendment.

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        The following table provides a reconciliation of earnings and diluted earnings per share from continuing operations, reported in accordance with generally accepted accounting principles, to earnings and diluted earnings per share from continuing operations excluding the restructuring and asset impairment charges, and the reversal of the tax contingency reserve in the second quarter, for the three- and nine-month periods ended Sept. 30, 2006, and Oct. 1, 2005:

	Three Months Ended		Nine Months Ended
Earnings from Continuing Operations (dollars in millions)	2006	2005	2006	2005
GAAP earnings from continuing
operations, as reported	$15.9	$21.7	$45.7	$49.4
Restructuring charge, net of tax	0.6	--	0.6	--
Asset impairment charge, net of tax	3.9	--	3.9	--
Benefit from tax reserve reversal	--	--	(3.7)	--

Earnings from continuing operations
excluding special charges and reserve
reversal	$20.4	$21.7	$46.5	$49.4

Diluted Earnings per Share from
Continuing Operations (EPS)
GAAP diluted EPS, as reported	$0.65	$0.89	$1.87	$1.98
Restructuring charge, net of tax	0.02	--	0.02	--
Asset impairment charge, net of tax	0.16	--	0.16	--
Benefit from tax reserve reversal	--	--	(0.15)	--

Diluted EPS excluding special charges and
reserve reversal	$0.83	$0.89	$1.90	$1.98

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HIGHLIGHTS

        The Print Sector reported revenue of $271 million, compared with last year’s $284 million. Operating earnings were $23.9 million, compared with the prior year’s $26.2 million.

        The sector’s Publishing and Catalog Solutions division, which includes the company’s book, special-interest magazine and catalog businesses, reported improved third quarter revenue in trade books and business-to-business catalogs. Consumer catalogs and special-interest magazines, however, reported lower results for the quarter. As expected, educational print results were below those in the strong third quarter last year, which benefited from a more active state educational adoption schedule.

        The sector’s Direct Marketing Solutions division, which includes the company’s direct mail and literature management businesses, reported solid activity in personalized direct mail products, and strong growth in promotional kit assembly and fulfillment services for its growing base of healthcare providers. Results were negatively affected by pricing pressures in general commercial print and a slower-than-expected ramp up of the new on-press personalization capability at Banta’s direct mail plant in Minneapolis, which has since gained momentum.

        The Supply-Chain Management Sector reported third quarter revenue of $111 million, a 14 percent increase compared with the prior year’s $97 million. Operating earnings, however, declined to $10.3 million, compared with $11.1 million reported in 2005’s third quarter. While strong growth in the medical device segment and additional opportunities to serve retail customers boosted revenue for the quarter, continued erosion in product content and pricing pressures reduced profitability.

        “We expect a good finish to the year in our print businesses, as we benefit from on-going efforts to expand our value-added service capabilities, which help broaden and deepen our customer relationships,” said Streeter. “Our supply-chain management business is maintaining traction, supported by strong volume in medical devices, and new opportunities in both the retail and computer storage sectors. Throughout the company we have numerous initiatives underway to minimize costs and maximize growth opportunities. We’re starting up new facilities in North America, Europe and Asia, and closing underperforming facilities. Our long-term prospects for achieving sustainable growth in both revenue and earnings have never been better.”

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        While management today reconfirmed its 2006 guidance, it now believes diluted earnings per share for the full year will be at the high end of the guidance range that was contained in the company’s news release dated Sept. 14, 2006.

        As previously disclosed in September, the Banta Board of Directors has declared a special cash dividend of $16.00 per share, for shareholders of record on Nov. 10, 2006. Due to the size of the special cash dividend, the New York Stock Exchange has determined that the ex-dividend date will be Nov. 22, 2006, the business day following the dividend’s payment date of Nov. 21, 2006.  Therefore, Banta shareholders of record on the Nov. 10, 2006, record date who subsequently sell their shares of common stock through the payment date for the special dividend will also be selling their right to receive the dividend.

        Banta will host a conference call to discuss its third quarter results on Wednesday, Oct. 25 at 9:00 a.m. Central (10:00 a.m. Eastern). The call will be simultaneously broadcast in the Investor Information area of Banta’s Web site at www.banta.com, and a replay of the call will be available.

        Banta Corporation is a technology and market leader in printing and supply-chain management. Our integrated approach provides a comprehensive combination of printing, binding and digital imaging solutions to leading publishers and direct marketers. We excel at helping customers find unique solutions to the complex challenges of getting their products and communications to market. We focus on five printing markets: books, special-interest magazines, catalogs, direct marketing and literature management. Banta’s global supply-chain management business provides a wide range of outsourcing capabilities to some of the world’s largest companies. Services range from materials sourcing, product configuration and customized kitting, to order fulfillment and global distribution.

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        “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

This news release includes forward-looking statements. Statements that describe future expectations, including revenue, cost-savings and earnings projections, plans, results or strategies, are considered forward-looking. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those currently anticipated. Factors that could affect actual results include, among others, unanticipated difficulties in achieving expected cost savings through restructuring actions or the corporation’s cost improvement initiatives, unanticipated and/or yet-to-be-determined restructuring costs to be incurred in future periods, unanticipated issues associated with the corporation’s review of its options to further maximize shareholder value, the corporation’s ability to implement successfully its strategic growth initiatives, unanticipated issues associated with completing the corporation’s previously announced proposed acquisition in China, changes in customers’ order patterns or demand for the corporation’s products and services, pricing pressures imposed by competitive factors and the corporation’s customers, changes in raw material costs and availability, unanticipated changes in sourcing of raw materials (including paper) by customers, unanticipated changes in operating expenses, unanticipated production difficulties, including without limitation issues associated with the closing of facilities and the movement of work, unanticipated issues associated with the corporation’s non-U.S. operations, changes in the pattern of outsourcing supply-chain management functions by customers, unanticipated acquisition or loss of significant customer contracts or relationships, including any unanticipated issues relating to entering into a new contract with Hewlett-Packard on substantially the terms set forth in the previously announced letter of intent, as well as unanticipated issues associated with achieving the expected levels of revenue under a new Hewlett-Packard contract, unanticipated difficulties and costs associated with the design and implementation of new administrative systems, the impact of any acquisition or divestiture effected by the corporation, the ability of the corporation to effect the previously announced new debt financings, unanticipated costs or other issues associated with proposals made with respect to a business combination transaction involving the corporation, unanticipated issues or costs associated with increased leverage on the corporation’s balance sheet, changes in the corporation’s effective income tax rate, unanticipated swings in foreign currency exchange rates, unanticipated changes in the pattern of sourcing printed material in low-cost countries by customers, any unanticipated weakening of the economy, and other factors cited in the corporation’s filings with the Securities and Exchange Commission. These factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. The forward-looking statements included herein are made as of the date hereof, and Banta Corporation undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.

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Banta Corporation
Unaudited Condensed Consolidated Financial Statements
($000’s omitted, except per share data)

	3 Months Ended September		9 Months Ended September
	2006	2005	2006	2005
Revenue	$382,389	$381,099	$1,127,392	$1,133,436
Cost of Goods Sold	298,712	294,351	885,543	883,457

Gross Earnings
	83,677	86,748	241,849	249,979
SG&A Expense	55,209	56,013	176,102	177,853
Restructuring Charge	961	--	961	--
Asset Impairment Charge	6,437	--	6,437	--

Earnings from Operations	21,070	30,735	58,349	72,126
Other Income (Expense)
Interest Expense	(1,085)	(1,150)	(3,604)	(4,247)
Interest Income	1,956	757	5,025	2,417
Other Income (Expense), net	(247)	(6)	(742)	791

Earnings from Continuing Operations
before Income Taxes	21,694	30,336	59,028	71,087
Provision for Income Taxes	5,770	8,646	13,320	21,686

Earnings from Continuing Operations	15,924	21,690	45,708	49,401
Discontinued Operations
Earnings from Operations of
Healthcare Segment, Net of Income Taxes	--	--	--	702
Gain from the Sale of Healthcare Segment,
Net of Income Taxes	--	--	--	21,375

Net Earnings	$15,924	$21,690	$45,708	$71,478

Basic Earnings per Share:
Continuing Operations	$0.66	$0.90	$1.90	$2.01
Discontinued Operations	$-	$-	$-	$0.03
Gain from Sale of Discontinued Operations	$-	$-	$-	$0.87

Total
	$0.66	$0.90	$1.90	$2.91

Diluted Earnings per Share:
Continuing Operations	$0.65	$0.89	$1.87	$1.98
Discontinued Operations	$-	$-	$--	$0.03
Gain from Sale of Discontinued Operations	$-	$-	$-	$0.86

Total	$0.65	$0.89	$1.87	$2.87

Average Shares Outstanding:
Basic	24,118	24,001	24,049	24,534
Diluted	24,431	24,404	24,444	24,904
Composite Tax Rate on Continuing Operations	26.6%	28.5%	22.6%	30.5%

SEGMENT INFORMATION

	3 Months Ended September		9 Months Ended September
Revenue	2006	2005	2006	2005
Print	$271,090	$283,761	$805,444	$815,445
Supply-Chain Management	111,299	97,338	321,948	317,991

	$382,389	$381,099	$1,127,392	$1,133,436

Earnings from Operations
Print	$23,888	$26,160	$54,476	$59,596
Supply-Chain Management	10,275	11,085	32,088	34,606

Segment earnings from operations	34,163	37,245	86,564	94,202
Unallocated corporate expenses	(13,093)	(6,510)	(28,215)	(22,076)
Interest expense	(1,085)	(1,150)	(3,604)	(4,247)
Interest income	1,956	757	5,025	2,417
Other income (expense), net	(247)	(6)	(742)	791

Earnings from continuing operations before income taxes	$21,694	$30,336	$59,028	$71,087

Banta Corporation
Unaudited Condensed Consolidated Financial Statements
($000’s omitted, except per share data)

	As of
ASSETS	Sept. 30, 2006	Dec. 31, 2005
Cash and cash equivalents	$174,666	$148,895
Receivables	288,200	295,993
Inventories	83,685	80,756
Other current assets	20,893	20,696

Total current assets	567,444	546,340

Plant and equipment, net	263,767	263,849
Other assets	100,740	84,162

Total Assets	$931,951	$894,351

LIABILITIES AND SHAREHOLDERS’ INVESTMENT
Accounts payable	$137,430	$107,943
Other accrued liabilities	73,188	85,616
Special cash dividend payable	388,800	--
Current maturities of long-term debt	11,472	11,460

Total current liabilities	610,890	205,019

Long-term debt	59,465	75,046
Deferred income taxes	13,538	15,250
Other noncurrent liabilities	51,447	56,447
Shareholders’ investment	196,611	542,589

Total Liabilities and Shareholders’ Investment	$931,951	$894,351

Statement of Cash Flows	9 Months Ended September
	2006	2005
CASH FLOW FROM OPERATING ACTIVITIES
Net Earnings	$45,708	$71,478
Adjustments to reconcile net earnings to
net cash provided
Depreciation	40,938	42,102
Deferred income taxes	(2,152)	--
Tax benefit from the exercise of stock options	--	3,263
Excess tax benefits from equity compensation	(1,227)	--
Non-cash equity compensation	5,547	478
Non-cash asset impairment	6,437	--
Gain on sale of Healthcare Segment	--	(21,375)
Gain on sale of fixed assets	(639)	(308)
Change in assets and liabilities	3,605	(20,499)

Cash provided by operating activities	98,217	75,139

CASH FLOW FROM INVESTING ACTIVITIES
Capital expenditures	(46,757)	(31,989)
Proceeds from sale of fixed assets	897	1,097
Proceeds from sale of Healthcare Segment	--	69,145

Cash (used for) provided by investing activities	(45,860)	38,253

CASH FLOW FROM FINANCING ACTIVITIES
Repayments of long-term debt	(15,569)	(19,379)
Dividends paid	(13,002)	(12,796)
Proceeds from exercise of stock options, net	11,866	8,690
Repurchase of common stock	(13,350)	(65,571)
Excess tax benefits from equity compensation	1,227	--
Other	(128)	(68)

Cash used for financing activities	(28,956)	(89,124)

Effect of exchange rate changes on cash
and cash equivalents	2,370	(15,540)

Net increase in cash	$25,771	$8,728